SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

Neoforma, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3061 Zanker Road
San Jose, California 95134

April 29, 2002

Dear Stockholder,

I am pleased to invite you to the 2002 Annual Meeting of Stockholders of Neoforma, Inc. The meeting will be held on May 30, 2002, starting at 10:00 a.m., Pacific Daylight Time, at our corporate offices at 3061 Zanker Road, San Jose, California 95134.

Important information concerning the matters to be acted upon at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. After careful consideration, our board of directors has unanimously approved the proposal described in the proxy statement and recommends that you vote FOR the proposal.

The board of directors has fixed the close of business on April 19, 2002 as the record date for determining those stockholders who are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Your vote is important. Registered stockholders can vote their shares by mailing back a traditional proxy card. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person. Mailing your completed proxy card will not prevent you from voting in person at the annual meeting if you wish to do so.

The members of our management team look forward to meeting personally those stockholders who attend the annual meeting.

Sincerely yours,

Robert J. Zollars Chairman and Chief Executive Officer

NEOFORMA, INC.
3061 Zanker Road
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2002

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Neoforma, Inc. will be held at our corporate offices at 3061 Zanker Road, San Jose, California 95134, on Thursday, May 30, 2002, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.  ELECTION OF DIRECTORS.    The election of three Class III directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class III directors:

Richard D. Helppie
C. Thomas Smith
Robert J. Zollars

2.  OTHER MATTERS.    To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our board of directors has fixed the close of business on April 19, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

Steven E. Kane Chief Administrative Officer and Corporate Secretary

San Jose, California
April 29, 2002

NEOFORMA, INC.
3061 Zanker Road
San Jose, California 95134

PROXY STATEMENT

General Information

This proxy statement is furnished to the stockholders of Neoforma in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at our annual meeting of stockholders to be held on Thursday, May 30, 2002 at 10:00 a.m., Pacific Daylight Time, at our corporate offices located at 3061 Zanker Road, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. This proxy statement was first mailed to our stockholders on April 29, 2002. A copy of our 2001 Annual Report to Stockholders is enclosed with this proxy statement.

Record Date; Quorum

We have fixed the close of business on April 19, 2002 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the annual meeting. As of April 19, 2002, there were 18,569,360 shares of common stock outstanding and entitled to vote at the annual meeting, held by 11,191 stockholders of record. The presence at the annual meeting of a majority, or 9,284,681, of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each holder of shares of common stock issued and outstanding on the record date is entitled to one vote for each such share held on each matter of business to be considered at the annual meeting. All share and per share information contained in this proxy statement have been adjusted to reflect the 1-for-10 reverse split of our common stock effected in August 2001.

Voting of Proxies; Voting Rights; Required Vote

If any stockholder is unable to attend the annual meeting, such stockholder may vote by proxy. If a proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

Election for a director requires a plurality of the votes cast at the annual meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Consequently, negative votes, abstentions and broker non-votes will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

If no specification is made on the proxy as to the proposal, the shares represented by the proxy will be voted FOR the election of the nominees for Class III directors named herein and with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders.

The approval and adoption of the proposal described above will require the affirmative vote of our stockholders as follows:

Proposal	Affirmative Vote Required

• Election of Class III directors
Each Class III director will be elected by the votes of a plurality of the shares of our common stock present in person or represented by proxy at our annual meeting and entitled to vote at our annual meeting.

Expenses of Soliciting Proxies

The solicitation of proxies will be conducted primarily by mail and we will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of our common stock. We have retained American Stock Transfer & Trust Company to aid in the distribution of the proxy materials, which will not charge us for such distribution except for reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, we may solicit proxies by personal interview, telephone, email or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to us (to the attention of our Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (2) attending the annual meeting and voting in person. The mere presence at the annual meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Stockholder Proposals

Proposals of stockholders to be presented at our 2003 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 30, 2002 in order to be included in our proxy statement and form of proxy relating to that meeting. Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to our Secretary at least 60 days but no more than 90 days prior to the first anniversary of our annual meeting. In the event that the date of the our next annual meeting is more than 30 days before or more than 60 days after that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth day prior to the annual meeting and not later than the close of business on the later of the sixtieth day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of that meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. In the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by our naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Secretary at our principal executive offices.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws currently provide for a board of directors consisting of nine members. Our certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each serving staggered three-year terms: Class I, Class II and Class III. One class of directors is elected by our stockholders at each annual meeting, with each director to serve a three-year term or until that director’s earlier resignation, death or removal or until that director’s successor is duly elected and qualified. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Neoforma.

At the annual meeting, the stockholders will elect three Class III directors, who will each serve a three-year term until the annual meeting of stockholders to be held in 2005 or until a successor is elected or appointed and qualified or until such director’s earlier resignation, death or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted FOR the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy.

Our Board of Directors Unanimously Recommends that You Vote “FOR” the Election of the Nominees Named Below, and Your Proxy Will Be So Voted Unless You Specify Otherwise.

Information Concerning Nominees and Incumbent Directors

Directors/Nominees

The names of the nominees for election as Class III directors at our annual meeting and of the incumbent Class I and Class II directors, and information about them, are included below.

Nominees for Election as Class III Directors for a Term Expiring in 2005:

Name	Age	Principal Occupation
Richard D. Helppie	46	Chairman and Chief Executive Officer Superior Consultant Holdings Corporation
C. Thomas Smith	64	President and Chief Executive Officer of VHA Inc.
Robert J. Zollars	44	Chairman and Chief Executive Officer of Neoforma

Richard D. Helppie has served as one of our directors since October 1999. Since August 1996, he has served as Chairman of the board of directors and Chief Executive Officer of Superior Consultant Holdings Corporation, a consulting firm comprised of two subsidiaries founded by Mr. Helppie, Superior Consultant Company, Inc. and UNITIVE Corporation. He has served as Chairman of the board of directors and Chief Executive Officer of

Superior Consultant Company, a healthcare management and information systems consulting firm, since 1984 and as Chief Executive Officer of UNITIVE Corporation, an information technology consulting firm, since 1993. He has also served as President of Clearwater Aviation Company, Inc. since 1993.

C. Thomas Smith has served as one of our directors since January 2001. He has served as President and Chief Executive Officer of VHA Inc., or VHA, since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From 1967 to 1971, Mr. Smith was Associate Director of Hospitals and Director of Medical Center Planning for the University of Minnesota Health Sciences Center. Prior to that, he held administrative positions at Baptist Memorial Hospital from 1961 to 1967, following an administrative residency. In 1991, Mr. Smith was the Chairman of the American Hospital Board of Trustees. Since 1987, he has been a member of the VHA board of directors. He also serves on the boards of Novation, LLC, or Novation, and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group and Genentech, Inc.

Robert J. Zollars has served as our Chairman and Chief Executive Officer since July 1999, and served as our President from July 1999 to January 2001. From January 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company, where he was responsible for five of its wholly-owned subsidiaries: Pyxis Corporation, Owen Healthcare, Inc., Medicine Shoppe International, Cardinal Information Corporation and International. From January 1992 to December 1996, he served as President of Hospital Supply, Scientific Products and U.S. Distribution of Baxter Healthcare Corporation, which in October 1996 was spun off as Allegiance Corporation, a healthcare products and service company. He also serves on the board of Bridge Medical, Inc.

Incumbent Class I Directors with Terms Expiring in 2003:

Name	Age	Principal Occupation
Mark McKenna	53	President of Novation
Michael J. Murray	57	President, Global Corporate and Investment Banking, Bank of America, Retired
Curt Nonomaque	44	Executive Vice President of VHA Inc.

Mark McKenna has served as one of our directors since July 2000. He has served as the President of Novation since February 1999. From January 1998 to February 1999, Mr. McKenna was the Senior Vice President of Operations for Novation. From 1987 to January 1998, he held several positions with VHA, including interim Vice President for Supply Chain Management from May 1997 to January 1998 and Vice President of Marketing from January 1996 to May 1997. Prior to joining VHA, Mr. McKenna was Director of Marketing for IMED Corp., a manufacturer of drug delivery systems. His previous experience includes sales and marketing assignments with Johnson & Johnson and American Hospital Supply Corp. Mr. McKenna serves as a director on the boards of Novation and HPPI and is a member of the American Society for Hospital Materials Management, the Medical Marketing Association and the American Management Association.

Michael J. Murray has served as one of our directors since December 2000. Until August 2000 when he retired, Mr. Murray served as President of Global Corporate and Investment Banking at Bank of America Corporation and was a member of its policy committee. From March 1997 until September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank. From September 1995 to March 1997, he served as BankAmerica Vice Chairman and head of the U.S. and International Groups. Mr. Murray was responsible for BankAmerica’s U.S. Corporate Group from September 1994, after BankAmerica’s merger with Continental

Bank Corporation, until September 1995. Prior to the merger, he was Vice Chairman and Head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray serves as a director on the boards of CNF Corporation, a global supply chain services firm, and eLoyalty Corporation, an information technology services firm. He is also Chairman of the Bay Area United Way, serves on the board of the California Academy of Sciences and is a member of the Advisory Council for the School of Business at the University of Notre Dame.

Curt Nonomaque has served as one of our directors since July 2000. He has served as Chief Financial Officer of VHA since 1992 and as Executive Vice President of VHA since 1996. Since 1989, he has served as Treasurer for both VHA and VHA Enterprises. Prior to joining VHA in 1986, Mr. Nonomaque was a banking officer for First City Bank in Dallas. From 1983 to 1985, he was a management consultant with Andersen Consulting. Mr. Nonomaque also serves as a director on the boards of Novation and Healthcare Purchasing Partners International LLC, or HPPI. He is Co-Chairman of the board of HealthVISION, Inc., and board member of SAGE Theater Group. He is also a past Chairman of the board of AidsArms, Inc., a past President of the board of the Society for the Prevention of Cruelty to Animals of Texas and a past board member of Faith Properties, LLC.

Incumbent Class II Directors with Terms Expiring in 2004:

Name	Age	Principal Occupation
Robert J. Baker	58	President and Chief Executive Officer of University HealthSystem Consortium
Andrew J. Filipowski	51	Chairman and Chief Executive Officer of divine, inc.
Jeffrey H. Hillebrand	48	Chief Operating Officer of Evanston Northwestern Healthcare

Robert J. Baker has served as one of our directors since January 2001. Since 1986, he has served as the President and Chief Executive Officer of University HealthSystem Consortium, or UHC. Prior to that, he held several administrative positions at University of Minnesota Hospital and was Chief Executive Officer of Nebraska Hospital. Mr. Baker was awarded the John R. Hogness Award Lectureship from the Association of Academic Health Centers.

Andrew J. Filipowski has served as one of our directors since October 1999. He is Chairman and Chief Executive Officer of divine, inc., an enterprise web solutions company that he co-founded in May 1999. Mr. Filipowski founded PLATINUM technology International, Inc. in April 1987 and served as its President, Chief Executive Officer and Chairman of the board until it was acquired by Computer Associates in June 1999. PLATINUM technology International, Inc. was a software company that produced, acquired and distributed system software tools. As well as serving on the boards of a number of private technology companies, non-profits, community service corporations and venture capital firms, Mr. Filipowski serves on the board of directors of Blue Rhino Corporation, Bluestone Software, Inc. and the Chicago Board of Trade.

Jeffrey H. Hillebrand has served as one of our directors since December 2000. Since 1998, he has served as Chief Operating Officer of Evanston Northwestern Healthcare, where he has worked since 1979. Mr. Hillebrand is a Fellow of the American College of Healthcare Executives and has served as one of its regents. He is a member of the Young Presidents Organization and a non-resident lecturer for the School of Public Health at the University of Michigan. He has also served as a trustee of the village of Kennilworth, Illinois. He is President of the Northeast Illinois Council of Boy Scouts of America, and has served as Vice Chairman of the American Heart Association of Metropolitan Chicago.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Meetings

The board met four times, including telephonic meetings, and acted by written consent six times during 2001. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which the director served during the time he served.

Board Committees

Our board of directors has an audit committee, a compensation committee and a public policy committee.

Audit Committee.    The audit committee consists of Andrew J. Filipowski, Michael J. Murray and Curt Nonomaque. The audit committee assists the board in fulfilling its responsibility for our accounting and financial reporting practices and provides a channel of communication between the board and our independent public accountants. The audit committee also reviews with our independent public accountants the scope of the accountants’ annual audit and interim reviews and examines the effectiveness of our accounting and internal control functions through discussions with our independent public accountants and our appropriate officers. The audit committee met five times during fiscal 2001.

Compensation Committee.    The compensation committee consists of Andrew J. Filipowski, Richard D. Helppie and Jeffrey H. Hillebrand. The compensation committee determines compensation for our officers and makes recommendations to the board concerning compensation for the Chairman and Chief Executive Officer. It also exercises the authority of the board relating to our employee benefit plans. The compensation committee met twice and acted by written consent 15 times during fiscal 2001.

Public Policy Committee.    We established the public policy committee in January 2001. The public policy committee consists of Robert J. Baker, Mark McKenna, C. Thomas Smith and Robert J. Zollars. The public policy committee reviews our policies and practices to ensure that they are consistent with our social responsibility to our employees, customers, stockholders and society. The public policy committee met once during fiscal 2001.

Director Compensation

Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees do not receive a fee for attendance in person at meetings of the board of directors or committees of the board of directors, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

Our 1999 Equity Incentive Plan provides that each eligible director who is not our employee is automatically granted an option to purchase 10,000 shares of our common stock upon becoming a member of our board of directors, unless that director has previously received an option grant. In December 2000, we granted an option to purchase 10,000 shares of our common stock to each of Messrs. Hillebrand and Murray, and in January 2001, we granted an option to purchase 10,000 shares of our common stock to each of Messrs. Smith and Baker, upon their becoming members of our board. Immediately following each annual meeting of stockholders, each eligible non-employee director will automatically be granted an option to purchase 10,000 shares of our common stock under our 1999 Equity Incentive Plan, provided that the director is a member of our board on that date and has served continuously as a member of our board for a period of at least one year since the date of the director’s initial grant. In addition, each non-employee director who is a member of at least one committee of the board will receive an additional option annually to purchase 10,000 shares of our common stock. All options will have an exercise price equal to the fair market value of our common stock on the date of grant. The options have 10-year terms and terminate three months following the date the director ceases to be one of our directors or consultants or 12 months after any termination due to death or disability. Options granted under the plan generally vest over four years. Any unvested shares subject to these options will become immediately vested and exercisable upon a transaction which results in a change in control of Neoforma. According to representations made to us by VHA, UHC and Novation, none of our directors who are officers of VHA, UHC or Novation benefit directly from the options granted to them as any profits generated by the exercise and sale of these option shares must be surrendered to VHA, UHC or Novation, as the case may be.

Compensation Committee Interlocks And Insider Participation

Our compensation committee consists of Messrs. Filipowski, Helppie and Hillebrand. No member of this committee is one of our or our subsidiaries’ present or former officers or employees. No member of this committee served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the board or compensation committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information Concerning Executive Officers

Our executive officers as of the date of this proxy statement, other than Mr. Zollars, are identified below, together with information regarding the business experience of such officers. Information regarding the business experience of Mr. Zollars is set forth above under the heading “Information Concerning Nominees and Incumbent Directors.” Each executive officer serves at the pleasure of the board.

Name	Age	Position
Robert J. Zollars	44	Chairman and Chief Executive Officer
Daniel A. Eckert	37	President and Chief Operating Officer
Andrew L. Guggenhime	33	Chief Financial Officer
Steven E. Kane	52	Chief Administrative Officer and Corporate Secretary
Steven J. Wigginton	36	Executive Vice President of Marketing, Operations and Development

Daniel A. Eckert has served as our President and Chief Operating Officer since December 2000. Mr. Eckert had previously served in several executive capacities since joining us in August 1999, including Executive Vice President of Sales, President of Neoforma Shop and Executive Vice President of Marketplaces. From April 1998 to August 1999, Mr. Eckert was President and Chief Operating Officer of Fisher Healthcare, a distributor of medical products and a division of Fisher Scientific International. From September 1992 to April 1998, Mr. Eckert held several positions at McKesson Corporation, a supplier of medical products, including Senior Vice President of Corporate Sales for the Health Systems Group, Senior Vice President of Sales and Marketing for McKesson/General Medical Corporation and Vice President of Acute Care.

Andrew L. Guggenhime has served as our Chief Financial Officer since October 2000. From January 2000 until October 2000, he was our Vice President of Corporate Development. From August 1996 until January 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as Vice President. From July 1990 to August 1994, he served in a number of capacities at Wells Fargo & Company, most recently as Assistant Vice President in Wells Fargo’s Debt Capital Markets group.

Steven E. Kane has served as our Chief Administrative Officer and Secretary since January 2001. He had served as our Senior Vice President of Human Resources and Legal from July 2000 to January 2001. He joined us in May 2000. From January 1999 to May 2000, Mr. Kane was the principal of StevenKane.com. From 1985 to December 1998, Mr. Kane served in several senior human resources and legal positions at Baxter Healthcare Corporation, including Group Vice President of Human Resources, Associate General Counsel and Vice President of Corporate Affairs. He also served on Baxter’s North American Board.

Steven J. Wigginton has served as our Executive Vice President of Marketing, Operations and Development since January 2001. Prior to that, he was our Senior Vice President of Product Development from May 2000 to January 2001. Mr. Wigginton joined us in January 2000 with the acquisition of Pharos Technologies, Inc., of which he was co-founder. He also held executive positions at Thomas Publishing Company from December 1997 to July 1999, and at Autodesk’s Data Publishing Group from December 1996 until November 1997. From August 1993 to November 1996, Mr. Wigginton worked at Industry.net, an e-commerce services company.

EXECUTIVE COMPENSATION

The following table shows all compensation awarded to, earned by or paid for services rendered to us in all capacities during 1999, 2000 and 2001 by our Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of 2001.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards— Securities Underlying Options	Long-Term Compensation Awards— Restricted Common Stock
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation
Robert J. Zollars(1)	2001	$500,000	$475,000		$991,015	(2)	—	43,365	(3)
Chairman and	2000	500,540	166,667		—		200,700	20,964	(4)
Chief Executive Officer	1999	250,000	250,000		338,000	(5)	523,947	—

Daniel A. Eckert(6)	2001	300,000	142,500		—		—	26,019	(7)
President and	2000	255,438	90,972		97,996	(8)	79,000	2,009	(9)
Chief Operating Officer	1999	102,200	—		39,662	(8)	45,000	—

Andrew L. Guggenhime(10)	2001	226,941	89,452		—		—	20,394	(11)
Chief Financial Officer	2000	198,368	38,889		—		80,000	1,747	(12)
	1999	—	—		—		—	—

Steven J. Wigginton(13)	2001	230,000	—	(14)	89,608	(15)	—	31,948	(14,16)
Executive Vice President of Marketing,	2000	175,750	64,167		3,424	(15)	59,000	—
Operations and Development	1999	—	—		—		—	—

Steven E. Kane(17)	2001	200,000	76,000		—		—	17,346	(18)
Chief Administrative Officer and	2000	112,517	12,486		—		60,000	1,570	(19)
Corporate Secretary	1999	—	—		—		—	—

(1)	Mr. Zollars joined us in July 1999.
(2)
Represents (i) reimbursements for $195,327 in relocation expenses and loss on the sale of his former residence paid to Mr. Zollars and (ii) forgiveness by us of $795,688 of his $2.5 million relocation loan per the terms of a loan agreement, both made pursuant to our employment agreement with Mr. Zollars.

(3)
Represents a grant of restricted stock to Mr. Zollars that contains vesting provisions stipulating that Mr. Zollars must remain employed by us continuously through June 30, 2003 in order to earn the shares.

(4)	Represents a grant of restricted stock to Mr. Zollars that contains restrictions prohibiting the sale of the shares for 12 months from January 24, 2001, the date of issuance.
(5)	Represents a reimbursement related to bonuses earned but unpaid by Mr. Zollars’ prior employer.
(6)	Mr. Eckert joined us in July 1999.
(7)
Represents a grant of restricted stock to Mr. Eckert that contains vesting provisions stipulating that Mr. Eckert must remain employed by us continuously through June 30, 2003 in order to earn the shares.

(8)	Represents reimbursements for relocation expenses paid to Mr. Eckert.
(9)	Represents a grant of restricted stock to Mr. Eckert that contains restrictions prohibiting the sale of the shares for 12 months from January 24, 2001, the date of issuance.
(10)	Mr. Guggenhime joined us in January 2000.
(11)
Represents a grant of restricted stock to Mr. Guggenhime that contains vesting provisions stipulating that Mr. Guggenhime must remain employed by us continuously through June 30, 2003 in order to earn the shares.

(12)	Represents a grant of restricted stock to Mr. Guggenhime that contains restrictions prohibiting the sale of the shares for 12 months from January 24, 2001, the date of issuance.
(13)	Mr. Wigginton joined us in January 2000.

(14)
Mr. Wigginton was entitled to receive a bonus of either $120,000 in cash or 12,000 shares of our restricted common stock, at his discretion, per the terms of his bonus plan for the year ended December 31, 2001. Mr. Wigginton elected to receive the 12,000 shares in lieu of a cash bonus. Per the restrictions on these shares, Mr. Wigginton must remain employed by us continuously through August 1, 2002, at which time all restrictions on the shares will be removed.

(15)	Represents a reimbursement for relocation expenses paid to Mr. Wigginton.
(16)
Represents a grant of restricted stock to Mr. Wigginton that contains vesting provisions stipulating that Mr. Wigginton must remain employed by us continuously through June 30, 2003 in order to earn the shares.

(17)	Mr. Kane joined us in May 2000.
(18)	Represents a grant of restricted stock to Mr. Kane that contains vesting provisions stipulating that Mr. Kane must remain employed by us continuously through June 30, 2003 in order to earn the shares.
(19)	Represents a grant of restricted stock to Mr. Kane that contains restrictions prohibiting the sale of the shares for 12 months from January 24, 2001, the date of issuance.

Option Grants in Fiscal 2001

During fiscal 2001, we granted options to purchase a total of 1,061,010 shares of our common stock to our employees, all of which were granted under our 1999 Equity Incentive Plan. Options granted under our 1999 Equity Incentive Plan were either incentive stock options or nonqualified stock options, and such options were exercisable only to the extent of any vested shares. In 2001, we granted all options at an exercise price equal to the fair market value of our common stock as determined by the closing price of our common stock on the Nasdaq National Market on the date of grant. During fiscal 2001, we did not grant any options to our Chief Executive Officer or to any other executive officers.

Aggregate Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

The following table sets forth for each of our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001, the number of shares of common stock subject to (i) exercisable and unexercisable options and (ii) vested and unvested options, each as of December 31, 2001, and the value of these unexercised options as of December 31, 2001. Value at fiscal year end of unexercised in the money options is the difference between the exercise price and $29.15, which represents the closing price of our common stock on the Nasdaq National Market as of December 31, 2001. None of the named executives below exercised any of their stock options in fiscal 2001.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-money Options at Fiscal Year End
Name	Exercisable	Unexercisable	Vested	Unvested	Unvested	Unexercisable
Robert J. Zollars	54,402	146,298	54,402	146,298	$800,175	$2,400,525
Daniel A. Eckert	29,459	49,451	24,251	54,749	194,692	556,558
Andrew L. Guggenhime	39,083	40,918	26,062	53,939	272,038	816,200
Steven J. Wigginton	18,418	40,582	18,418	40,582	89,567	241,183
Steven E. Kane	19,064	40,936	19,064	40,936	89,567	241,183

Compensation and Change in Control Arrangements with Executive Officers

Mr. Zollars.    In July 1999, we entered into an at-will employment agreement with Robert J. Zollars for him to serve as our Chairman, President and Chief Executive Officer. Under this agreement, Mr. Zollars received a salary equal to $500,000 for the first year of the agreement, which can be increased by us in subsequent years. Beginning in 2000 and for each following year while he is employed by us, Mr. Zollars is eligible to receive a bonus payment of at least $500,000 for that fiscal year, based upon whether we achieve revenue and profitability targets and/or other organizational milestones to be specified by our board of directors.

Upon entering into his employment agreement with us, Mr. Zollars received an option to purchase 163,716 shares of our common stock and an option to purchase 360,232 shares of our common stock, each at an exercise price of $1.00 per share. Both options were immediately exercisable and Mr. Zollars exercised these options in full in July 1999 with notes payable to us. All of the shares purchased under the option for 163,716 shares were fully vested immediately upon grant. As of April 19, 2002, 112,573 of the shares purchased under the option for 360,232 shares were subject to a repurchase right that lapses at a rate of 7,505 shares per month. If we are acquired or if certain changes in control of Neoforma occur, then the balance of the unvested portion of his option will become vested at that time.

In January 2001, Mr. Zollars received a bonus for his performance in fiscal 2000 of $500,000, one-third of which he received in cash and two-thirds of which he elected to receive in the form of restricted Neoforma common stock. As a result of this election, Mr. Zollars received 20,964 shares of our common stock. The number of shares he received was determined based on the $15.94 closing price of our common stock on the Nasdaq National Market on January 23, 2001, the date Mr. Zollars made the election. These shares are subject to certain restrictions prohibiting the sale of the shares for 12 months from the date of issuance. In April 2002, Mr. Zollars received a bonus for his performance in fiscal 2001 of $475,000 in cash.

In July 1999, we made two loans to Mr. Zollars, in connection with his exercise of stock options granted to him under the terms of his employment agreement, as noted above. The loans are evidenced by two secured full recourse promissory notes in the principal amounts of $162,079 and $356,629, both with interest compounded quarterly on the unpaid balances at a rate of 5.70% per year. In January 2002, both promissory notes were amended to extend the repayment obligation by modifying the repayment terms of the promissory notes to be due upon the earlier of (i) July 2004, (ii) the third anniversary of the effective date of the initial public offering of our common stock, (iii) 90 days after the termination of employment with us or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options.

Per his employment agreement, Mr. Zollars was eligible to receive from us a moving assistance loan of $2.5 million. In fiscal 2001, we funded the $2.5 million as required under the terms of his employment agreement with the loan to be forgiven in four equal semi-annual installments through June 30, 2003. As of April 19, 2002, we have forgiven a total of $795,688. Mr. Zollars also had the right to be reimbursed by us up to $300,000 for any costs of, or loss on, the sale of his previous home and relocation expenses, of which he has received $195,327 to date.

If Mr. Zollars’ employment is terminated other than for disability or cause, or if Mr. Zollars resigns for good reason, he will be entitled to receive an amount equal to his annual salary, bonus and benefits. In addition, our right to repurchase all outstanding stock held by Mr. Zollars will lapse and the forgiveness of the moving assistance loan will be treated as if he had been employed by us for 12 additional months after the termination of employment. Good reason includes a reduction in his duties or responsibilities or a reduction in his salary, bonus or other benefits.

In October 2000, we amended Mr. Zollars’ employment agreement to clarify that if any severance and other benefits provided to him under his employment agreement would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Zollars’ severance and other benefits will be payable, at his election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in his receipt on an after-tax basis of the greatest amount of severance and other benefits.

Mr. Eckert.    In July 1999, we entered into an offer letter with Daniel A. Eckert for him to serve as our Executive Vice President of Sales. Under this offer letter, we agreed to pay Mr. Eckert a salary of $250,000 per year and a bonus of up to $50,000 per year, based upon performance milestones to be specified by our Chief Executive Officer and assessed by our board of directors. Mr Eckert received $39,662 in 1999 and $97,996 in

2000 relating to relocation costs. Upon entering into employment with us, Mr. Eckert received an option to purchase 45,000 shares of our common stock at $5.00 per share. This option was immediately exercisable and Mr. Eckert has exercised the option in full with notes payable to us. As of April 19, 2002, 15,001 of the shares underlying the option were subject to a right of repurchase. The shares underlying the option vest in equal monthly installments over four years, for so long as he is employed by us. If Mr. Eckert’s employment is terminated other than for cause, he will be entitled to receive an amount equal to six months of his salary. In the event of certain changes of control of Neoforma, 50% of the then unvested portion of Mr. Eckert’s option shall immediately vest.

In December 2000, our board of directors approved the promotion of Mr. Eckert to President and Chief Operating Officer. Commensurate with this promotion, his salary was increased to $300,000 annually, and his bonus potential was increased to $165,000 per year to be based on performance milestones to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Eckert received an option to purchase 20,000 shares of our common stock at $8.125 per share. The option vests in equal monthly installments over four years.

In September 1999, we made a loan to Mr. Eckert, in connection with his exercise of stock options granted to him under the terms of his employment agreement, as noted above. The loan is evidenced by a secured full recourse promissory note in the principal amount of $224,550, with interest compounded quarterly on the unpaid balance at a rate of 5.85% per year. In January 2002, the promissory note was amended to extend the repayment obligation by modifying the repayment terms of the promissory note to be due upon the earlier of (i) five years from the stock option grant date, (ii) the third anniversary of the effective date of the initial public offering of our common stock, (iii) 90 days after the termination of employment with us or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options.

During 2000, Mr. Eckert received bonuses for his performance in 2000, totaling $75,000 in cash. Additionally, in January 2001, Mr. Eckert received a bonus for his performance in 2000 of $47,917, one-third of which he received in cash and two-thirds of which he elected to receive in the form of restricted Neoforma common stock. As a result of this election, Mr. Eckert received 2,009 shares of our common stock. The number of shares he received was determined based on the $15.94 closing price of our common stock on the Nasdaq National Market on January 23, 2001, the date Mr. Eckert made the election. These shares are subject to certain restrictions prohibiting the sale of the shares for 12 months from the date of issuance. In March 2002, Mr. Eckert received a bonus for his performance in fiscal 2001 of $142,500 in cash.

Mr. Guggenhime.    In January 2000, we entered into an offer letter with Andrew L. Guggenhime for him to serve as our Vice President of Corporate Development. Under this offer letter, we agreed to pay Mr. Guggenhime a salary of $200,000 per year and a bonus of up to $50,000 per year, based upon achievement of performance milestones, of which we guaranteed and paid bonuses to Mr. Guggenhime of $12,500 for each of the first two quarters of his employment with us. Mr. Guggenhime received an option to purchase 25,000 shares of our common stock at $70.00 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional  1/48 of the shares vesting each succeeding month. If Mr. Guggenhime’s employment is terminated or his responsibilities are reduced without cause within one year after a change of control of Neoforma, then half of the balance of the unvested portion of this option will vest at that time.

In October 2000, our board of directors approved the promotion of Mr. Guggenhime to Chief Financial Officer. Commensurate with this promotion, his salary was increased to $220,000 annually, and his bonus potential was increased to $88,000 per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Guggenhime received an option to purchase 51,000 shares of our common stock at $7.812 per share. The option vests in equal monthly installments over four years.

In January 2001, Mr. Guggenhime received a bonus for his performance in 2000 of $41,666, one-third of which he received in cash and two-thirds of which he elected to receive in the form of restricted Neoforma common stock. As a result of this election, Mr. Guggenhime received 1,747 shares of our common stock. The number of shares he received was determined based on the $15.94 closing price of Neoforma common stock on the Nasdaq National Market on January 23, 2001, the date Mr. Guggenhime made the election. These shares are subject to certain restrictions prohibiting the sale of the shares for 12 months from the date of issuance. In March 2002, Mr. Guggenhime received a bonus for his performance in fiscal 2001 of $89,452 in cash.

Mr. Wigginton.    In December 1999, we entered into an offer letter with Steven J. Wigginton for him to serve as our Vice President of Sales and Business Development. Under this offer letter, we agreed to pay Mr. Wigginton a salary of $140,000 per year. In June 2000, Mr. Wigginton was granted an option to purchase 10,000 shares of our common stock at $81.25 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional  1/48 of the shares vesting each succeeding month.

In January 2001, the board of directors approved the promotion of Mr. Wigginton to Executive Vice President of Marketing, Operations and Development. Commensurate with this promotion, his salary was increased to $210,000 annually, and his bonus potential is based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Wigginton received an option to purchase 30,000 shares of our common stock at $18.125 per share. The option vests in equal monthly installments over four years.

In January 2000, we assumed a loan made to Mr. Wigginton by Pharos Technologies, Inc., in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan is evidenced by a secured full recourse promissory note in the principal amount of $174,000, with interest compounded annually on the unpaid balance at a rate of 6.00% per year. The loan becomes due in January 2005.

In September 2000, we made a loan to Mr. Wigginton for the purpose of allowing him to sell his home in Illinois and purchase a residence in California. The loan was evidenced by a promissory note in the principal amount of $175,000, with interest compounded quarterly on the unpaid balance at a rate of 6.33% per year. The loan had a one-year term and is still outstanding.

In January 2001, Mr. Wigginton received a bonus for his performance in 2000 of $64,167 in cash. Mr. Wigginton was entitled to receive a bonus for his performance in fiscal 2001 of either $120,000 in cash or 12,000 shares of our restricted common stock. Mr. Wigginton elected to receive the 12,000 shares of restricted common stock. These shares are subject to certain restrictions under which the shares are subject to forfeiture in the event Mr. Wigginton is not continuously employed with us through August 1, 2002.

Mr. Kane.    In May 2000, we entered into an offer letter with Steven E. Kane for him to serve as our Vice President of Human Resources. Under this offer letter, we agreed to pay Mr. Kane a salary of $165,000 per year and a bonus of up to $41,250 per year, based upon achievement of performance milestones. Mr. Kane received an option to purchase 15,000 shares of our common stock at $81.25 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional  1/48 of the shares vesting each succeeding month. If Mr. Kane’s employment is terminated or his responsibilities are reduced without cause within one year after a change of control of Neoforma, then half of the balance of the unvested portion of this option will vest at that time.

In January 2001, the board of directors approved the promotion of Mr. Kane to Chief Administrative Officer and Corporate Secretary. Commensurate with this promotion, his salary was increased to $200,000 annually, and his bonus potential was increased to $80,000 per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Kane received an option to purchase 30,000 shares of our common stock at $18.125 per share. The option vests in equal monthly installments over four years.

In January 2001, Mr. Kane received a bonus for his performance in 2000 of $37,459, one-third of which he received in cash and two-thirds of which he elected to receive in the form of restricted Neoforma common stock. As a result of this election, Mr. Kane received 1,570 shares of our common stock. The number of shares he received was determined based on the $15.94 closing price of Neoforma common stock on the Nasdaq National Market on January 23, 2001, the date Mr. Kane made the election. These shares are subject to certain restrictions prohibiting the sale of the shares for 12 months from the date of issuance. In March 2002, Mr. Kane received a bonus for his performance in fiscal 2001 of $76,000 in cash.

In January 2001, we modified the employment arrangements with each of our executive officers. In the event of a change of control resulting in a material adverse effect on their employment, the vesting of all of their unvested options immediately accelerates. Additionally, the restricted stock grants made to the executive officers in December 2001 contain provisions which accelerate the vesting of 100% of the shares in the event of a change in control as defined in their respective employment agreements.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table presents information with respect to the beneficial ownership of our common stock as of April 19, 2002 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2001; and

•	all of our directors and executive officers as a group.

The number and percentage of our common stock beneficially owned are based on 18,569,360 shares of common stock outstanding at April 19, 2002. Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of April 19, 2002, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the address for each listed stockholder is c/o Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
EXECUTIVE OFFICERS AND DIRECTORS:
Robert J. Zollars(1)	672,141	3.6%
Daniel A. Eckert(2)	114,070	*
Andrew L. Guggenhime(3)	68,787	*
Steven J. Wigginton(4)	80,808	*
Steven E. Kane(5)	54,144	*
Richard D. Helppie(6)	15,000	*
Andrew J. Filipowski(7)	120,683	*
Michael J. Murray(8)	28,390	*
C. Thomas Smith(9)	7,945	*
Jeffrey H. Hillebrand(10)	7,250	*
Mark McKenna(11)	5,083	*
Curt Nonomaque(12)	4,583	*
Robert J. Baker(13)	4,445	*
All 13 directors and executive officers as a group(14)	1,183,329	6.4%
5% STOCKHOLDERS:
VHA Inc.(15)	8,894,687	47.9%
University HealthSystem Consortium(16)	2,205,301	11.9%

*	Represents less than 1%.
(1)
Includes 360,232 shares of common stock subject to a repurchase right that lapses at a rate of 7,505 shares per month and 76,364 shares of common stock issuable under options that are exercisable within 60 days of April 19, 2002. Also includes 43,365 shares of restricted common stock granted to Mr. Zollars, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Zollars is not continuously employed with us through the vesting date of June 30, 2003.

(2)
Represents 45,000 shares of common stock that are subject to a repurchase right that lapses at a rate of 937 shares per month and 37,042 shares of common stock issuable under options that are exercisable within 60 days of April 19, 2002. Also includes 26,019 shares of restricted common stock granted to Mr. Eckert, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Eckert is not continuously employed with us through the vesting date of June 30, 2003.

(3)
Includes 44,896 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002. Also includes 20,394 shares of restricted common stock granted to Mr. Guggenhime, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Guggenhime is not continuously employed with us through the vesting date of June 30, 2003.

(4)
Includes 23,902 shares of common stock received in connection with our acquisition of Pharos Technologies, Inc. in January 2000. Also includes 24,958 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002. Also includes 12,000 shares of restricted common stock granted to Mr. Wigginton, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Wigginton is not continuously employed with us through August 1, 2002. Also includes 19,948 shares of restricted common stock granted to Mr. Wigginton, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Wigginton is not continuously employed with us through the vesting date of June 30, 2003.

(5)
Includes 25,625 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002. Also includes 17,346 shares of restricted common stock granted to Mr. Kane, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Kane is not continuously employed with us through the vesting date of June 30, 2003.

(6)	Includes 15,000 shares of common stock issuable under a fully vested option held by Mr. Helppie.
(7)
Includes 105,633 shares of common stock held by divine, inc. Mr. Filipowski, one of our directors, is Chairman and Chief Executive Officer of divine, inc. Also includes 15,000 shares of common stock issuable under a fully vested option held by Mr. Filipowski. Mr. Filipowski disclaims beneficial ownership of our common stock held by divine, inc.

(8)	Includes 5,000 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(9)	Includes 4,445 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(10)	Includes 5,000 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(11)	Includes 4,583 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(12)	Includes 4,583 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(13)	Includes 4,445 shares of common stock subject to options that are exercisable within 60 days of April 19, 2002.
(14)
Includes 266,941 shares of common stock issuable under options held by directors and executive officers that are presently exercisable within 60 days of April 19, 2002. Also includes 127,574 outstanding shares of common stock that as of April 19, 2002 were subject to repurchase rights that lapse over time. Also includes 127,072 shares of common stock granted to our executive officers, which are subject to certain vesting provisions under which all of the shares granted to a particular executive officer will be forfeited in the event that such executive officer is not continuously employed with us through the vesting date of June 30, 2003. Also includes 12,000 shares of restricted common stock granted to an executive officer, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event the officer is not continuously employed with us through August 1, 2002.

(15)
Includes 3,084,502 shares of common stock subject to restrictions which lapse when specified performance criteria have been met. VHA’s corporate headquarters are located at 220 E. Las Colinas Blvd., Irving, TX 75039.

(16)
Includes 563,957 shares of common stock subject to restrictions which lapse when specified performance criteria have been met. UHC’s corporate headquarters are located at 2001 Spring Rd., Suite 700, Oak Brook, Illinois 60523.

COMPENSATION COMMITTEE REPORT

Under Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither the Report of the Compensation Committee nor the material under the caption Performance Graph shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall the report or the graph be deemed to be incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, or the Securities Act of 1933.

The compensation committee of our board of directors administers our executive compensation program. Prior to our initial public offering in January 2000, our executive compensation program was administered by the full board of directors. The current members of the compensation committee are Andrew J. Filipowski, Richard D. Helppie and Jeffery H. Hillebrand. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. None of these individuals has at any time been one of our executive officers or employees. For a description of the transactions between us and members of the compensation committee and entities affiliated with the compensation committee members, see Certain Relationships and Related Transactions. Through January 21, 2001, Robert J. Zollars, our Chairman and Chief Executive Officer, was a member of the Board of Directors of divine, inc., of which Mr. Filipowski is Chairman and Chief Executive Officer.

General Compensation Philosophy

The role of the compensation committee is to determine compensation for executive officers and make recommendations to the board of directors concerning compensation for the Chairman and Chief Executive Officer. It also exercises the authority of the board relating to our employee benefit plans.

Our compensation philosophy for executive officers is to relate compensation to corporate performance and to align it with long-term stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain capable executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•
base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in labor markets where we compete that are of comparable scope with us and with which we might compete for executive personnel;

•	incentive performance awards, such as bonuses, payable in cash or deferred compensation and tied to the achievement of performance goals, financial or otherwise; and

•	long-term stock-based incentive awards, typically stock options, which strengthen the mutuality of interests between the executive officers and our stockholders.

Executive Compensation

Base Salary.    Salaries for executive officers for 2001 were determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Awards.    Target bonuses are generally established based on a percentage of base salary and become payable annually upon the achievement of specified goals and individual/team objectives. After a year’s financial results are established, performance is assessed and the level of bonus payable, if any, is determined.

Long-Term Incentive Awards.    The compensation committee believes that equity-based compensation in the form of stock options or common stock grants links the interests of executives with the long-term interests of our stockholders. However, stock options generally have retention value only if the price of our stock increases above the fair market value on the grant date and the employee remains with us for the period required for the shares to vest.

We grant stock options and common stock in accordance with our 1999 Equity Incentive Plan and, previously, our 1997 Stock Plan. Stock options typically are granted to executive officers when the executive first joins us. The compensation committee may, however, make an additional stock options or common stock grants to executive officers in connection with a change in responsibilities, to achieve equity within a peer group or as a retention device. The number of shares subject to each stock option or common stock granted is within the discretion of the compensation committee or the full board of directors and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the executive officer’s peer group. At the discretion of the compensation committee, executive officers may also be granted stock options or common stock to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

Other Compensation.    Our executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including our Employee Stock Purchase Plan.

Chief Executive Officer Compensation

Mr. Zollars’ compensation was determined by the terms of his employment agreement entered into upon his acceptance of employment with us in July 1999. The compensation committee reviews Mr. Zollars’ compensation in a manner consistent with the factors described above for all executive officers. Mr. Zollars’ salary and his bonus target have not changed since joining us.

Internal Revenue Code Section 162 Limitation

Section 162(m) of the Internal Revenue Code generally limits the tax deduction to $1.0 million for compensation paid to executives of public companies without a defined incentive plan. The compensation committee has considered the potential impact of the requirements of Section 162(m) on the compensation paid to our executive officers. The compensation committee’s present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of Neoforma or our stockholders.

Th	e compensation committee:

Jef	frey H. Hillebrand, Chairman
An	drew J. Filipowski
Ric	hard D. Helppie

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2001. The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

The audit committee of the board of directors provides assistance to the board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, and internal control functions. Among other things, the audit committee reviews and discusses with management and with our independent public accountants the results of our year-end audit, including the audit report and audited financial statements.

Two members of the audit committee, Michael J. Murray and Andrew J. Filipowski, are independent directors, qualified to serve on the audit committee pursuant to the requirements of the Nasdaq National Market, and the third member, Curt Nonomaque, an Executive Vice President of VHA Inc., our largest stockholder, has been approved by our board to serve on the committee, pursuant to the requirements of the Nasdaq National Market. Our board of directors determined that approving Mr. Nonomaque to serve on the audit committee was required by the best interests of us and our stockholders and Mr. Nonomaque was the best qualified candidate of the non-independent directors to serve on the audit committee.

In connection with its review of our audited financial statements for the fiscal year ended December 31, 2001, the audit committee reviewed and discussed the audited financial statements with management, including the Critical Accounting Policies and Estimates, and discussed with Arthur Andersen LLP, who were our independent public accountants for fiscal 2001, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the audit committee received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Arthur Andersen LLP their independence from us.

Arthur Andersen LLP also represented to us that their audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that their engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The audit committee continues to carefully monitor developments in the investigation into and the indictment against Arthur Andersen LLP and to evaluate the impact of those developments on that firm’s ability to render auditing and other services to us in 2002. At this time, the audit committee expects Arthur Andersen LLP to review our financial statements for the first quarter of 2002.

If, in light of the uncertainties involving Arthur Andersen LLP, the audit committee determines that continuing the engagement of Arthur Andersen LLP is not in our best interests and our stockholders’ best interests, it will recommend that the board of directors appoint a new independent public accountant at that time.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and our independent public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussion referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Arthur Andersen LLP is in fact independent as required by the Nasdaq National Market.

Th	e audit committee:

Mi	chael J. Murray, Chairman
An	drew J. Filipowski
Cu	rt Nonomaque

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq National Market Index and the Nasdaq Computer & Data Processing Services Index. Historically, we have also presented the cumulative total stockholder return on our common stock with the cumulative total return on the JPMorgan H&Q eHealth Services Index but this index was discontinued during 2001. The period shown commences on January 24, 2000, the date that our common stock was first traded in a public market, and ends on December 31, 2001, the end of our last fiscal year. The graph assumes an investment of $100 on January 24, 2000, and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

INDEXED PRICE GRAPH

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements, which are described above in the section entitled Executive Compensation and the transactions described below, since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000, and

•	in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Loans

In fiscal 2001, we funded a $2.5 million moving assistance loan to Mr. Zollars per the terms of his employment agreement. Pursuant to the final negotiated terms of the loan agreement, the principal balance of $2.5 million is to be forgiven in four semi-annual installments, commencing on January 2, 2002, with the final installment being forgiven on June 30, 2003. As of April 19, 2002, $795,688 of this loan has been forgiven.

In July 1999, we made two loans to Mr. Zollars, in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loans are evidenced by two secured full recourse promissory notes in the principal amounts of $162,079 and $356,629, both with interest compounded quarterly on the unpaid balances at a rate of 5.70% per year. In January 2002, both promissory notes were amended to extend the repayment obligation by modifying the repayment terms of the promissory notes to be due upon the earlier of (i) July 2004, (ii) the third anniversary of the effective date of the initial public offering of our common stock, (iii) 90 days after the termination of employment with us or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options.

In September 1999, we made a loan to Mr. Eckert, in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan is evidenced by a secured full recourse promissory note in the principal amount of $224,550, with interest compounded quarterly on the unpaid balance at a rate of 5.85% per year. In January 2002, the promissory note was amended to extend the repayment obligation by modifying the repayment terms of the promissory note to be due upon the earlier of (i) five years from the stock option grant date, (ii) the third anniversary of the effective date of the initial public offering of our common stock, (iii) 90 days after the termination of employment with us or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options.

In January 2000, we assumed a loan made to Mr. Wigginton by Pharos Technologies, Inc., in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan is evidenced by a secured full recourse promissory note in the principal amount of $174,000, with interest compounded annually on the unpaid balance at a rate of 6.00% per year. The loan becomes due in January 2005.

In September 2000, we made a loan to Mr. Wigginton for the purpose of allowing him to sell his home in Illinois and purchase a residence in California. The loan was evidenced by a promissory note in the principal amount of $175,000, with interest compounded quarterly on the unpaid balance at a rate of 6.33% per year. The loan had a one-year term and is still outstanding.

Commercial Transactions

On March 30, 2000, we entered an outsourcing and operating agreement with Novation, VHA, UHC and HPPI and entered into agreements to issue our common stock and warrants to purchase our common stock to VHA and UHC. On May 25, 2000, we modified the structure and terms of our outsourcing and operating agreement with Novation, HPPI, VHA and UHC and our stock and warrant agreements with VHA and UHC.

Under the terms of our outsourcing and operating agreement, which was approved by our stockholders on July 26, 2000, VHA received approximately 4.6 million shares of our common stock, representing approximately 36% of our then outstanding common stock, and UHC received approximately 1.1 million shares, representing approximately 9% of our then outstanding common stock. We also issued warrants to VHA and UHC, allowing VHA and UHC the opportunity to earn up to approximately 3.1 million and approximately 800,000 additional shares of our common stock, respectively, over a four-year period by meeting specified performance targets. These performance targets are based upon the historical purchasing volume of VHA and UHC member healthcare organizations that sign up to use Marketplace@Novation, which is available only to the patrons and members of VHA, UHC and HPPI. The targets increase annually to a level equivalent to total healthcare organizations representing $22 billion of combined purchasing volume at the end of the fourth year.

Under our outsourcing and operating agreement, we have agreed to provide specific functionality to Marketplace@Novation. Novation has agreed to act as our exclusive agent to negotiate agreements with suppliers to offer their equipment, products, supplies and services through our marketplaces, subject to some exceptions. VHA, UHC, HPPI and Novation have each agreed not to develop or promote any other Internet-based exchange for the acquisition or disposal of products, supplies, equipment or services by healthcare provider organizations.

In October 2000, we and VHA agreed to amend our common stock and warrant agreement to provide for the cancellation of the performance warrant to purchase approximately 3.1 million shares of our common stock. In substitution for the warrant, we issued to VHA approximately 3.1 million shares of our restricted common stock. On January 25, 2001, we and UHC agreed to amend our common stock and warrant agreement to provide for the cancellation of the remaining unexercised portion of the performance warrant to purchase approximately 600,000 shares of our common stock. In substitution for the warrant, we issued to UHC approximately 600,000 shares of our restricted common stock. Both VHA’s and UHC’s restricted shares are subject to forfeiture if the same performance targets that were contained in their original warrants are not met.

In January 2001, we entered into an amendment to the outsourcing and operating agreement. Under the terms of the amended outsourcing and operating agreement, which was effective as of January 1, 2001, Novation agreed to guarantee a minimum fee level to us, which is based on a percentage of the gross marketplace volume processed through Marketplace@Novation, subject to certain performance criteria on our part. The amended outsourcing and operating agreement also includes modifications to revenue sharing provisions under which we agreed to share specified fees we receive for products and services sold through or related to our marketplaces. We agreed to share with Novation revenue related to transactions through Marketplace@Novation and from our other marketplaces as well as revenue related to the distribution or licensing of software and other technology solutions. We do not share revenue related to marketplaces sponsored by other GPOs, except for specified types of purchases. For the term of the amended outsourcing and operating agreement, we will not share with Novation revenue related to any of the above transactions in any quarter until we have achieved specified minimum transaction fees related to Marketplace@Novation transactions. The amended outsourcing and operating agreement also includes modifications to certain supplier recruitment and supplier implementation provisions of the original agreement.

In September 2001, the parties agreed to amend the amended outsourcing and operating agreement. Pursuant to the amendment, all parties agreed to expand the definition of marketplace volume to include supply chain data captured for marketplace member purchasing when the actual transaction itself was not handled through the marketplace. As a result, we will be able to provide to our trading partners within Marketplace@Novation information relating to all purchases made by members from suppliers that have agreed to participate in Marketplace@Novation, thereby enhancing our ability to capture this critical supply chain data. This revision enables us to capture important purchasing information without first requiring full adoption of our connectivity services.

In January 2001, we entered into stock purchase agreements with VHA, UHC and i2 Technologies under which they purchased a total of approximately 1.8 million shares of our common stock at a purchase price of $16.90 per share. We raised a total of $30.5 million prior to costs associated with the sale of the shares, which were $1.1 million, including an advisory fee to our investment bankers. After the closing of the financing, VHA and UHC owned 48.8% and 12.1%, respectively, of our then total shares of outstanding common stock, assuming exercise of all outstanding stock options and warrants to purchase our common stock.

In January 2001, we completed a $30.5 million private round of financing in which we sold 1,804,738 shares of our common stock at $16.90 per share to three strategic investors, VHA, UHC and i2 Technologies.

In April 2001, we entered into a $25.0 million revolving credit agreement with VHA. Under the credit agreement, as amended in February 2002, until May 31, 2003, we are able to borrow funds up to an amount based on a specified formula dependent on the gross volume of transactions through Marketplace@Novation. Funds that we borrow under this credit agreement bear interest at a rate of 10% per year and are secured by substantially all of our assets. All amounts outstanding under this line of credit, both principal and interest, are due and payable on May 31, 2003, if not repaid sooner. In the event that we (1) sell any of our stock as part of an equity financing, (2) obtain funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (3) enter into a debt financing or other lending transaction secured by assets we owned as of the date we entered into the credit agreement, then the maximum of $25.0 million we could potentially borrow under the credit agreement will be reduced by an amount equal to the cash proceeds we receive from any of these transactions. As of December 31, 2001, we had outstanding borrowings of $19.0 million under the line of credit and remaining available funds of $6.0 million.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the board, including a majority of the independent and disinterested directors of the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

INFORMATION REGARDING OUR INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Audit Related Fees

We estimate that the audit fees incurred by us with Arthur Andersen LLP for fiscal 2001 audit services were approximately $242,500.

All Other Fees

We estimate that all other fees incurred by us with Arthur Andersen LLP for fiscal 2001 were $623,750. These other fees consisted of fees for tax compliance and advisory services, as well as fees related to co-sponsoring an independent study on e-commerce in the healthcare industry. The audit committee considered whether the provision of these services by Arthur Andersen LLP was compatible with maintaining Arthur Andersen LLP’s independence and concluded that it did not affect such independence. There were no financial systems design and implementation fees incurred by us with Arthur Andersen LLP in fiscal 2001.

Information Regarding our Independent Public Accountants

Arthur Andersen LLP has served as our independent public accountants since 1998. At each annual meeting of our stockholders occurring after our initial public offering in 2000, our board of directors has proposed that our stockholders ratify the appointment of Arthur Andersen LLP as our independent public accountants. However, in light of the recent indictment of Arthur Andersen LLP, the audit committee has decided not to include such a proposal ratifying the appointment of Arthur Andersen LLP as our independent public accountants in 2002. The audit committee has made this decision as a result of the current uncertainty over Arthur Andersen LLP’s ability to render services to us during 2002.

The audit committee continues to carefully monitor developments in the investigation into and the indictment against Arthur Andersen LLP and to evaluate the impact of those developments on that firm’s ability to render auditing and other services to us in 2002. At this time, we expect Arthur Andersen LLP to review our financial statements for the first quarter of 2002. Arthur Andersen LLP has represented by letter dated March 26, 2002, that its audit of our consolidated financial statements as of December 31, 2001, was subject to the firm’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that their engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the our audit, and thus, we received no assurance from Arthur Andersen LLP regarding such availability.

If, in light of the uncertainties involving Arthur Andersen LLP, the audit committee determines that continuing engagement of Arthur Andersen LLP is not in our best interests and our stockholders’ best interests, it will recommend that the board of directors appoint new independent public accountants. Next year and in future years, absent extenuating circumstances such as those currently involving Arthur Andersen LLP, we expect to recommend to stockholders for ratification the independent public accounting firm, whichever firm that may be, selected by the board of directors for that year.

Assuming that Arthur Andersen LLP continues to be our independent public accountants at the time of the annual meeting, we expect that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

AVAILABILITY OF FORM 10-K

We will provide to any stockholder, without charge, upon written request of such stockholder, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission. Such requests should be addressed to Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134, Attention: Secretary. Our 2001 Annual Report on Form 10-K may also be obtained through the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

SECTION 16(a) (BENEFICIAL OWNERSHIP REPORTING) COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to Neoforma.

We are aware of the fact that the filings on Form 5 for the year ended December 31, 2001 for each of our directors and executive officers were filed on February 15, 2002, one day after the required filing date. Additionally, on February 20, 2002, amended Form 5’s were filed for four of our Executive Officers, Robert J. Zollars, Daniel A. Eckert, Andrew L. Guggenhime and Steven E. Kane, to correct the omission in the February 15, 2002 filings on Form 5 of certain shares of restricted common stock elected to be received by those officers in lieu of portions of their cash bonuses relating to fiscal 2000. Additionally, on February 21, 2002, amended Form 5’s were filed for two of our directors, Curt Nonomaque and Andrew J. Filipowski, in order to correct clerical errors made on the February 15, 2002 filings on Form 5. Also, an amended Form 5 was filed on April 22, 2002, reflecting a stock purchase by one of our directors, Mark McKenna, of 500 shares of our common stock in July 2001. No previous filing was made for this stock purchase. With the exception of these filings, we believe, based solely on our review of the copies of such reports received or written representations from certain persons subject to Section 16(a), that during the fiscal year ended December 31, 2001, all such persons filed timely reports.

OTHER MATTERS

The annual meeting is being held for the purposes set forth in the Notice of Annual Meeting of Stockholders which accompanies this proxy statement. The board of directors is not presently aware of any other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. The presiding officer at the annual meeting may determine that any stockholder proposal was not permissible under or was not made in accordance with the procedures set forth in our bylaws or is otherwise not in accordance with law and, if he so determines, he may refuse to allow the stockholder proposal or nomination to be considered at the annual meeting.

NEOFORMA, INC.
3061 ZANKER ROAD
SAN JOSE, CALIFORNIA 95134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Zollars and Andrew L. Guggenhime as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value, of Neoforma, Inc. held of record by the undersigned on April 19, 2002, at the 2002 annual meeting of stockholders to be held on May 30, 2002, and at any continuations or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE BOARD OF DIRECTOR NOMINEES AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

SEE REVERSE SIDE

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
NEOFORMA, INC.

MAY 30, 2002

Please Detach and Mail in the Envelope Provided

A	[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

                                                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU                                              VOTE FOR THE BOARD OF DIRECTOR NOMINEES

FOR all nominees listed to the right except as marked	WITHHOLD AUTHORITY to vote for all nominees

1.	Election of Class III directors.	[ ]	[ ]	NOMINEES: Richard D. Helppie C. Thomas Smith Robert J. Zollars

1

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting of stockholders or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

Signature                                                         Date:                                     , 2002

NOTE: This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

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